Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
mail@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Second Quarter 2009

Operating and Financial Results, Provides Business Update

Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (August 6, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced operating and financial results for the three and six months ended June 30, 2009. For the second quarter of 2009, the net loss attributable to common stockholders declined 9% to $7.1 million, or $0.06 per share, compared with a net loss attributable to common stockholders of $7.8 million, or $0.15 per share, for the second quarter of 2008. For the six months ended June 30, 2009, the net loss attributable to common stockholders was $29.6 million, or $0.27 per share, compared with a net loss attributable to common stockholders of $13.8 million, or $0.28 per share, for the six months ended June 30, 2008.

For the six months ended June 30, 2009, other expense, net amounted to $20.0 million, consisting primarily of interest expense incurred as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 27.2 million shares of its common stock. Under the terms of the notes, the holders received a make-whole payment in an amount equal to the interest payable through the scheduled maturity of the converted notes, which was funded from restricted cash. As of June 30, 2009, EpiCept had cash and cash equivalents of $14.1 million and 130.7 million shares outstanding.

“During the second quarter we continued to advance our important product candidates both commercially and in the clinic,” said Jack Talley, EpiCept’s Chief Executive Officer. “We launched a Named-Patient Program for Ceplene® to ensure that patients with Acute Myeloid Leukemia in first remission have access to this vital drug while we work to secure a marketing partner in Europe. We also sponsored our first commercial booth at the European Hematology Association meeting in Berlin for Ceplene®, began a post-marketing study with Ceplene® to fulfill our post-approval commitments with the EMEA, recently filed an NDS in Canada and made progress in preparing a regulatory submission for approval of Ceplene® in the U.S.”

Mr. Talley added, “We narrowed our net loss in the second quarter, despite recording approximately $1 million in expenses related to closing our San Diego facility. Lower operating expenses for the quarter reflect actions taken in January to reduce expenses by rationalizing facilities and reducing headcount, while streamlining our focus on drug candidates that are closer to commercialization or partnering.”

EpiCept today provided an update on Ceplene® and several of the Company’s key product candidates:

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults. In June 2009 EpiCept launched a Named Patient Program for Ceplene® in Europe and certain other markets through a partnership with IDIS. Drug inventory has been manufactured and shipped to the European Union for use by IDIS and in preparation for the commercial launch. EpiCept continues its negotiations with several prospective partners to license the European marketing rights to Ceplene®. The Company expanded its licensing efforts during the second quarter for Ceplene® because following the earlier signing of a preliminary agreement with a prospective partner, that agreement was not consummated. Also during the second quarter EpiCept initiated the post-approval clinical study that is requested under the marketing authorization with the European Medicines Agency (EMEA). This study will enroll approximately 150 patients in approximately 25 leading European hematology centers. The Company recently filed a New Drug Submission (NDS) with Health Canada and expects to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) around year-end 2009.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In January 2009 EpiCept reported positive top line results from a 360-patient Phase IIb trial of NP-1 in patients with post-herpetic neuralgia. In this trial NP-1 achieved statistically significant pain relief as compared to placebo and was not statistically different in pain relief to the market leader gabapentin, yet had fewer CNS side effects. During the second quarter EpiCept launched its efforts to obtain a strategic partner to share the Phase III development costs of NP-1 and to market the product globally.

•	Crinobulin (EPC2407) — a vascular disruption agent which has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In preclinical in vitro and in vivo studies, crinobulin has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. In May 2009 EpiCept announced the completion of a Phase Ia study that determined crinobulin’s maximum tolerated dose and provided evidence of clinical symptomatic activity and radiographic evidence of efficacy in end stage patients. The Company is making preparations to initiate a Phase Ib trial for the compound in combination with other chemotherapeutic agents.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myriad Pharmaceuticals, Inc., a new public company formed from a spin off of the pharmaceutical assets of Myriad Genetics, is currently conducting Phase II trials for Azixa. Myriad has announced they intend to disclose the outcome of at least one of their ongoing Phase II Azixa trials at the November 2009 meeting of the American Association for Cancer Research (AACR). If successful these results could lead to Phase III registration trials for the compound, which would trigger a milestone payment to EpiCept.

Financial and Operating Highlights

General and Administrative Expense
General and administrative expense decreased by 23%, or $0.5 million, from $2.2 million in the second quarter of 2008 to $1.7 million in the second quarter of 2009. The decrease was primarily attributable to lower non-cash compensation and legal fees. General and administrative expense decreased by 22%, or $1.1 million from $4.8 million for the six months ended June 30, 2008 to $3.7 million for the six months ended June 30, 2009.

Research and Development Expense
Research and development (R&D) expense increased by 15%, or $0.5 million, from $3.3 million in the second quarter of 2008 to $3.8 million in the second quarter of 2009. During the second quarter of 2009, as a result of EpiCept’s decision to close its facility in San Diego, the Company expensed $0.8 million related to the lease on this facility and $0.2 million in severance payments for the employees affected by the closing. R&D activity during the second quarter of 2009 was focused on the filing of the NDS in Canada, the initiation of an open-label trial of Ceplene® that will meet EpiCept’s post-approval requirements with the EMEA and an anticipated NDA filing seeking marketing approval for Ceplene® in the U.S. During the second quarter of 2008, our clinical efforts were focused on the completion of the clinical trials of NP-1 and preparation for the reexamination of the negative determination issued by the CHMP, the scientific committee of the EMEA, regarding our marketing application for Ceplene®. For the six months ended June 30, 2009, R&D expenses decreased by 12%, or $0.8 million, from $6.8 million for the six months ended June 30, 2008 to $6.0 million for the six months ended June 30, 2009.

Other Income (Expense)
Other expense, net decreased by $0.6 million, from $2.2 million in the second quarter of 2008 to $1.6 million in the second quarter of 2009. Other expense, net in the second quarter of 2008 was primarily attributable to a $2.0 million loss on the extinguishment of debt, of which $1.7 million was the non-cash component. In the second quarter of 2009 other expense, net consisted of interest expense of $1.7 million primarily related to a conversion of the Company’s February 2009 debt and a $0.3 million decrease in the fair value of certain warrants and derivatives, which was partially offset by a $0.4 million foreign exchange gain.  Other expense, net increased by $17.7 million, from $2.3 million for the six months ended June 30, 2008 to $20.0 million for the six months ended June 30, 2009. Other expense, net for the six months ended June 30, 2008 was primarily attributable to a $2.0 million loss on the extinguishment of debt ($1.7 million non-cash loss) and interest expense of $0.9 million, which was partially offset by a $0.4 million foreign exchange gain. For the six months ended June 30, 2009 other expense, net consisted of $10.5 million in amortization of debt issuance costs and discount and $9.3 million in interest expense related to the conversions of the Company’s February 2009 debt, and a $0.3 million decrease in the fair value of certain warrants and derivatives.

Net Cash Used in Operating Activities
Net cash used in operating activities for the first six months of 2009 was $21.0 million, compared with $7.8 million for the first six months of 2008. For the first six months of 2009, cash was used primarily to fund the Company’s loss from operations, expenses related to our convertible debt financing and increased payments to vendors. Cash used for the first six months of 2009 included interest expense of $9.3 million as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 27.2 million shares of EpiCept’s common stock, which was paid from escrowed cash established from the proceeds of the financing to make interest payments. The Company also used $1.1 million to acquire inventory of Ceplene® for use by IDIS and for commercial sale in Europe. The 2009 net loss was partially offset by non-cash charges of $10.5 million of amortization of deferred financing costs and discount on loans, $0.7 million of FAS 123R stock-based compensation and $0.3 million of depreciation and amortization expenses.

Net Cash Used in Investing Activities
Net cash used in investing activities for the first six months of 2009 was $0.1 million compared with net cash provided by investing activities of $0.3 million for the first six months of 2008. During the first six months of 2009, cash was used to establish restricted cash for a $9.4 million make-whole interest payment resulting from the issuance of $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes. As the result of the conversion of $24.5 million in aggregate principal amount of the 7.5556% notes, the Company released $9.3 million from restricted cash to pay the interest on these notes.

Net Cash Provided by Financing Activities
Net cash provided by financing activities for the first six months of 2009 was $34.3 million compared to $3.8 million for the first six months of 2008. During the first six months of 2009, the Company issued $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes, netting the Company $14.0 million after $1.6 million in transaction costs and the establishment of an escrow account for $9.4 million in make-whole interest. In June 2009 the Company raised $9.6 million in gross proceeds, $8.9 million net of $0.7 million in transaction costs, in connection with the issuance of common stock and warrants. The Company also received proceeds of $3.1 million related to the exercise of approximately 8.9 million common stock warrants in the first six months of 2009.

Liquidity
EpiCept’s existing cash and cash equivalents should be sufficient to meet its projected operating and debt service requirements into the second quarter of 2010. Additional funding for the Company’s operations is anticipated to be derived from sales of Ceplene® in Europe, fees from the Company’s strategic partners including a marketing partner for Ceplene® in Europe, strategic relationships for other product candidates including NP-1 or other financing arrangements. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 for a further discussion of the Company’s liquidity and cash position.

Nasdaq Listing Update

On August 3, 2009, EpiCept received a letter from the Nasdaq Listing Qualifications Department stating that the Company had not regained compliance with the minimum bid price requirement under Listing Rule 5550(a)(2) by July 28, 2009 and, as a result, its common stock would be subject to delisting from The Nasdaq Capital Market unless the Company requests an appeal before the Nasdaq Hearings Panel (the “Panel”). The Company intends to request a hearing before the Panel, which will stay the delisting of its common stock pending the issuance of a decision by the Panel following the hearing.  The Company expects that the hearing will be scheduled for September 2009.  At the hearing, the Company will request continued listing on The Nasdaq Capital Market based upon its plan for demonstrating compliance with the applicable listing requirements.  Pursuant to the Nasdaq Marketplace Rules, the Panel has the authority to grant the Company up to an additional 180 days from August 3, 2009, i.e. through January 30, 2010 to implement its plan of compliance.  There can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Stock Market.

Conference Call

EpiCept will host a conference call to discuss these results today at 9:00 a.m. Eastern time.

To participate in the live call, please dial from the U.S. or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 23271998). The conference call will also be broadcast live on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the U.S. and Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 23271998).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCeptTM NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not be launched in Europe in the second half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® in Europe on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted by The Nasdaq Capital Market and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCeptTM NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCeptTM NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myriad Genetics, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	June 30,	December 31,
	2009	2008
Cash and cash equivalents	$14,099	$790
Restricted cash	251	71
Property and equipment, net	427	502
Total assets	$16,412	$2,271
Accounts payable and other accrued liabilities	$4,362	$5,995
Deferred revenue	9,804	9,990
Notes and loans payable	2,386	3,552
Total stockholders’ deficit	(3,398)	(17,730)
Total liabilities and stockholders’ deficit	$16,412	$2,271

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	For Three Months Ended June 30,		For Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$91	$42	$206	$91

Operating expenses:
General and administrative	1,728	2,248	3,755	4,837
Research and development	3,813	3,314	5,983	6,786

Total operating expenses	5,541	5,562	9.738	11,623

Loss from operations	(5,450)	(5,520)	(9,532)	(11,532)

Other income (expense):
Interest income	8	5	15	20
Foreign exchange gain	382	(11)	92	384
Interest expense	(1,714)	(377)	(19,833)	(850)
Loss on extinguishment of debt	—	(1,975)	—	(1,975)
Change in value of warrants and derivatives	(305)	113	(305)	113

Other income (expense), net	(1,629)	(2,245)	(20,031)	(2,308)

Net loss before income taxes	(7,079)	(7,765)	(29,563)	(13,840)
Income taxes	—	—	(4)	(2)

Net loss	$(7,079)	$(7,765)	$(29,567)	$(13,842)
Basic and diluted loss per common share	$(0.06)	$(0.15)	$(0.27)	$(0.28)

Weighted average common shares outstanding	119,183,749	52,012,245	108,990,721	49,703,971

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Six Months Ended June 30,
	2009	2008
Net cash used in operating activities	$(20,877)	$(7,790)
Net cash (used in) provided by investing activities	(64)	297
Net cash provided by financing activities	34,254	3,818
Effect of exchange rate changes on cash	(4)	58

Net increase (decrease) in cash and cash equivalents	13,309	(3,617)
Cash and cash equivalents at beginning of period	790	4,943

Cash and cash equivalents at end of period	$14,099	$1,326

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Six Months Ended June 30,
	2009	2008
Stockholders’ deficit at beginning of period	$(17,730)	$(14,177)
Net loss for the period	(29,567)	(13,842)
Stock-based compensation expense	689	1,313
Foreign currency translation adjustment	(113)	(558)
Share, option and warrant issuance	18,823	7,759
Issuance of common stock as payment of loan	24,500	—

Stockholders’ deficit at end of period	$(3.398)	$(19,505)

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EPCT-GEN